SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                           MOONEY AEROSPACE GROUP LTD.
                                (NAME OF ISSUER)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   615579 307
                                 (CUSIP NUMBER)

 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)

                                 August 7, 2006
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(E), 13D-1(F) OR 13D-1(G), CHECK THE FOLLOWING BOX / /.

NOTE: SCHEDULES FILED IN PAPER FORMAT SHALL INCLUDE A SIGNED ORIGINAL AND FIVE COPIES OF THE SCHEDULE, INCLUDING ALL EXHIBITS. SEE RULE 13D-7 FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                                  SCHEDULE 13D

                              CUSIP NO: 615579 307
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Alpha Capital Aktiengesellschaft
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  / /
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION    Liechtenstein
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH            6,695,335
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                           No Shares
                       ----------------------------------------------
                           (9) SOLE DISPOSITIVE POWER

                           6,695,335
                       ----------------------------------------------
                          (10) SHARED DISPOSITIVE POWER

                           No Shares

---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
                  6,695,335
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

         Includes 5,727,273 shares of Common Stock underlying convertible notes convertible by Alpha Capital within sixty days.

---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)

                  38.64%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
---------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

                  Common Stock, Mooney Aerospace Group Ltd., 165 A1 Mooney Road,
                  N. Kerville, Texas 78028

ITEM  2.     IDENTITY  AND  BACKGROUND.

                  Alpha Capital Aktiengesellschaft
                  Pradafant 7
                  Furstentums 9490
                  Vaduz, Liechtenstein

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

                  Working Capital.

ITEM  4.     PURPOSE  OF  TRANSACTION.

                  Investment in convertible notes and common stock of the Company.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

                  6,695,335 Shares, 38.64%

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  The filing persons, some of whom hold debt of the Issuer, have agreed to cooperate in an effort to attempt to cause the Issuer to be privatized and its indebtedness to be recapitalized. To effectuate such privatization and recapitalization, the filing persons intend to conduct negotiations with holders of the Issuer's outstanding indebtedness, some of whom are also stockholders of the Issuer. If such negotiations are successful, the filing persons expect that holders of more than 90% of the Issuer's outstanding common stock would agree to exchange their common stock of the Issuer for stock in a newly formed entity which would merge with and into the Issuer, thereby effectuating the privatization. In connection with the merger, if and when completed, the reporting persons expect that the parties to the privatization would also agree to recapitalize their indebtedness of the Issuer.

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

                  See attached.

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:8/7/06                   /S/ Konrad Ackermann, Director
                               ------------------------------

                                  SCHEDULE 13D

                              CUSIP NO: 615579 307
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Allen Holding & Finance Ltd.
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  / /
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   OO
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6)  CITIZENSHIP  OR  PLACE  OF  ORGANIZATION    Switzerland
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH            4,925,000
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                           No Shares
                       ----------------------------------------------
                           (9) SOLE DISPOSITIVE POWER

                           4,925,000
                       ----------------------------------------------
                          (10) SHARED DISPOSITIVE POWER

                           No Shares

---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
                  4,925,000
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)

                  49.25%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
---------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

                  Common Stock, Mooney Aerospace Group Ltd., 165 A1 Mooney Road,
                  N. Kerville, Texas 78028

ITEM  2.     IDENTITY  AND  BACKGROUND.

                  Allen Holding & Finance Ltd.
                  Beethovebstrasse 48
                  Postfach 2611, CH-8022 Zurich
                  Citizenship - Switzerland

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

                  The common stock was issued pursuant to the Amended Plan of Reorganization under Chapter 11.

ITEM  4.     PURPOSE  OF  TRANSACTION.

                  The  purpose  of  the   transaction   was  a  distribution  in
         bankruptcy in exchange for a claim.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

                  4,925,000 Shares, 49.25%

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  The filing persons, some of whom hold debt of the Issuer, have agreed to cooperate in an effort to attempt to cause the Issuer to be privatized and its indebtedness to be recapitalized. To effectuate such privatization and recapitalization, the filing persons intend to conduct negotiations with holders of the Issuer's outstanding indebtedness, some of whom are also stockholders of the Issuer. If such negotiations are successful, the filing persons expect that holders of more than 90% of the Issuer's outstanding common stock would agree to exchange their common stock of the Issuer for stock in a newly formed entity which would merge with and into the Issuer, thereby effectuating the privatization. In connection with the merger, if and when completed, the reporting persons expect that the parties to the privatization would also agree to recapitalize their indebtedness of the Issuer.

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

                  See attached.

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:8/7/06                   /S/ Francois Morax, Director
                               ----------------------------

                                  SCHEDULE 13D

                              CUSIP NO: 615579 307
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Esquire Trade & Finance Inc.
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  / /
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH            464,191
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                           No Shares
                       ----------------------------------------------
                           (9) SOLE DISPOSITIVE POWER

                           464,191
                       ----------------------------------------------
                          (10) SHARED DISPOSITIVE POWER

                           No Shares

---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
                  464,191
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)

                  4.18%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
---------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

                  Common Stock, Mooney Aerospace Group Ltd., 165 A1 Mooney Road,
                  N. Kerville, Texas 78028

ITEM  2.     IDENTITY  AND  BACKGROUND.

                  Esquire Trade & Finance Inc.
                  Trident Chambers
                  Road Town, Tortola, B.V.I.

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

                  The common stock was issued pursuant to the Amended Plan of Reorganization under Chapter 11.

ITEM  4.     PURPOSE  OF  TRANSACTION.

                  The  purpose  of  the   transaction   was  a  distribution  in
         bankruptcy in exchange for a claim.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

                  464,191 Shares, 4.18%

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  The filing persons, some of whom hold debt of the Issuer, have agreed to cooperate in an effort to attempt to cause the Issuer to be privatized and its indebtedness to be recapitalized. To effectuate such privatization and recapitalization, the filing persons intend to conduct negotiations with holders of the Issuer's outstanding indebtedness, some of whom are also stockholders of the Issuer. If such negotiations are successful, the filing persons expect that holders of more than 90% of the Issuer's outstanding common stock would agree to exchange their common stock of the Issuer for stock in a newly formed entity which would merge with and into the Issuer, thereby effectuating the privatization. In connection with the merger, if and when completed, the reporting persons expect that the parties to the privatization would also agree to recapitalize their indebtedness of the Issuer.

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

                  See attached.

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:8/7/06                   /S/ Francois Morax, Director
                               ----------------------------

                                  SCHEDULE 13D

                              CUSIP NO: 615579 307
---------------------------------------------------------------------
(1)  NAMES  OF  REPORTING  PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Tusk Investments Inc.
---------------------------------------------------------------------
(2)  CHECK  THE  APPROPRIATE  BOX  IF  A                     (A)  / /
     MEMBER  OF  A  GROUP  (SEE  INSTRUCTIONS)               (B)  / /
---------------------------------------------------------------------
(3)  SEC  USE  ONLY
---------------------------------------------------------------------
(4)  SOURCE  OF  FUNDS  (SEE  INSTRUCTIONS)   WC
---------------------------------------------------------------------
(5)  CHECK  BOX  IF  DISCLOSURE  OF  LEGAL                        / /
     PROCEEDINGS  IS  REQUIRED  PURSUANT
     TO  ITEMS  2(D)  OR  2(E)

---------------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
---------------------------------------------------------------------
NUMBER  OF  SHARES     (7)  SOLE  VOTING  POWER
BENEFICIALLY
OWNED  BY  EACH            828,182
REPORTING  PERSON      ----------------------------------------------
WITH                   (8)  SHARED  VOTING  POWER

                           No Shares
                       ----------------------------------------------
                           (9) SOLE DISPOSITIVE POWER

                           828,182
                       ----------------------------------------------
                          (10) SHARED DISPOSITIVE POWER

                           No Shares

---------------------------------------------------------------------
(11)  AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING
      PERSON
                  828,182
---------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) / EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
---------------------------------------------------------------------
(13)  PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)

                  7.23%
---------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
---------------------------------------------------------------------

ITEM  1.     SECURITY  AND  ISSUER.

                  Common Stock, Mooney Aerospace Group Ltd., 165 A1 Mooney Road,
                  N. Kerville, Texas 78028

ITEM  2.     IDENTITY  AND  BACKGROUND.

                  Tusk Investments Inc.
                  Trident Chambers
                  Road Town, Tortola, B.V.I.

ITEM  3.     SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

                  The common stock was issued pursuant to the Amended Plan of Reorganization under Chapter 11.

ITEM  4.     PURPOSE  OF  TRANSACTION.

                  The  purpose  of  the   transaction   was  a  distribution  in
         bankruptcy in exchange for a claim.

ITEM  5.     INTEREST  IN  SECURITIES  OF  THE  ISSUER.

                  828,182 Shares, 7.23%

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                  The filing persons, some of whom hold debt of the Issuer, have agreed to cooperate in an effort to attempt to cause the Issuer to be privatized and its indebtedness to be recapitalized. To effectuate such privatization and recapitalization, the filing persons intend to conduct negotiations with holders of the Issuer's outstanding indebtedness, some of whom are also stockholders of the Issuer. If such negotiations are successful, the filing persons expect that holders of more than 90% of the Issuer's outstanding common stock would agree to exchange their common stock of the Issuer for stock in a newly formed entity which would merge with and into the Issuer, thereby effectuating the privatization. In connection with the merger, if and when completed, the reporting persons expect that the parties to the privatization would also agree to recapitalize their indebtedness of the Issuer.

ITEM  7.     MATERIALS  TO  BE  FILED  AS  EXHIBITS.

                  See attached.

                                    SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:8/7/06                   /S/ Gisela Kindle, Director
                               ---------------------------

                             Exhibit to Schedule 13D

                              COOPERATION AGREEMENT

         The undersigned agree to cooperate in order to facilitate the going private transaction of Mooney Aerospace Group, Ltd.

Dated: August 1, 2006

                                             /s/ Gisela Kindle
                                             -----------------------------------
                                             TUSK INVESTMENTS LTD.

                                             /s/ Francois Morax
                                             -----------------------------------
                                             ESQUIRE TRADE & FINANCE INC.

                                             /s/ Konrad Ackermann
                                             -----------------------------------
                                             ALPHA CAPITAL A.G.

                                             /s/ Francois Morax
                                             -----------------------------------
                                             ALLEN HOLDING & FINANCE LTD.